UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2014

LAYNE CHRISTENSEN COMPANY

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34195	48-0920712
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Hughes Landing Blvd, Suite 700

The Woodlands, Texas 77380

(Address of principal executive offices)

(281) 475-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 15, 2014, Layne Christensen Company (the “Company”) entered into a five-year, senior secured Credit Agreement (the “Credit Agreement”) among the Company, as Administrative Borrower, certain subsidiaries of the Company as co-borrowers (together with the Company, the “Borrowers”), certain subsidiaries of the Company as guarantors (together with the Borrowers, the “Loan Parties”), the lenders party thereto, Jefferies Finance LLC, as lead arranger and book running manager, Jefferies Finance LLC, as syndication agent, PNC Bank, National Association (“PNC Bank”), as administrative agent for the lenders thereunder (in such capacity, the “Agent”), PNC Bank and Wells Fargo Bank, N.A (“Wells Fargo”), as co-collateral agents for the lenders thereunder, PNC Bank, as swingline lender, and PNC Bank, as issuing bank for the lenders thereunder.

The Credit Agreement provides for an asset-based revolving credit facility (the “ABL Facility”) in an aggregate principal amount of $135 million (the “Maximum Credit”), of which up to an aggregate principal amount of $75 million will be available in the form of letters of credit (the “Letters of Credit”) and up to an aggregate principal amount of $15 million is available for short-term swingline borrowings. Availability under the ABL Facility will be the lesser of (i) the Maximum Credit, and (ii) the Borrowing Base (as defined in the Credit Agreement). As of April 15, 2014, the initial Borrowing Base was approximately $131 million and $39 million was borrowed under the ABL Facility. Of this amount, $32.6 million was deposited with JPMorgan Chase Bank as cash collateral for outstanding Letters of Credit that were issued under the Company’s Existing Credit Agreement (as defined in Item 1.02 below).

The Borrowers have the right to request the lenders to further increase the Maximum Credit up to an additional $65 million if certain conditions are satisfied. The Company currently does not have any commitments from lenders for any such increase in the Maximum Credit.

Advances under the ABL Facility are subject to certain conditions precedent, including the accuracy of certain representations and warranties and the absence of any default or event of default. Advances may be used to refinance the Existing Credit Agreement, for general corporate and working capital purposes, and to pay fees and expenses associated with the Credit Agreement.

The ABL Facility and certain other obligations of the Borrowers are guaranteed by the Borrowers’ direct and indirect wholly-owned domestic subsidiaries, subject to certain exceptions described in the Credit Agreement. The obligations of the Loan Parties under the Credit Agreement and the other loan documents are secured by a lien on substantially all of the assets of the Loan Parties, subject to certain exceptions described in the Credit Agreement.

Pursuant to the Credit Agreement, the revolving loans will bear interest at either (i) the Alternate Base Rate plus the Applicable Margin (each as defined in the Credit Agreement) or (ii) the LIBOR Rate (as defined in the Credit Agreement) for the interest period in effect for such borrowing plus the Applicable Margin. Swingline loans will bear interest at the Alternate Base Rate plus the Applicable Margin. In connection with letters of credit issued under the Credit Agreement, the Borrowers will pay (i) a participation fee to the lenders equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Loans (as defined in the Credit Agreement) on the average daily amount of such lender’s letter of credit exposure, and (ii) a fronting fee to the issuing bank equal to 0.125% per annum on the average daily amount of the letter of credit exposure, as well as the issuing bank’s customary fees and charges. The Applicable Margin for each quarter varies based on the average undrawn availability under the ABL Facility for the prior quarter.

The Credit Agreement contains various restrictions and covenants applicable to each Loan Party and, with certain exceptions, their subsidiaries. In general, provided that the Company maintains a certain level of Excess Availability (as defined in the Credit Agreement), the Company will not be restricted from incurring additional unsecured indebtedness or making investments, distributions, capital expenditures or acquisitions.

In general, if Excess Availability is less than (i) $20,000,000 or (ii) the greater of 17.5% of the Total Availability (as defined in the Credit Agreement) and $25,000,000 for a period of 5 consecutive business days, the Loan Parties may not permit the fixed charge coverage ratio to be less than 1.0 to 1.0 or the first lien leverage ratio to be greater than 5.00 to 1.00. Until (i) Excess Availability is greater than the greater of 17.5% of the Total Availability and $25,000,000 for a period for 30 consecutive days, and (ii) for two consecutive fiscal quarters after the closing date, the fixed charge coverage ratio has been in excess of 1.00:1.00, Layne must maintain a minimum cash flow of not less than negative $45,000,000 and during any twelve consecutive month period, a minimum cash flow of not less than negative $25,000,000.

Defaults under the Credit Agreement, which would permit the lenders to accelerate required payment and which would increase the applicable interest rate by 2% per annum, include the following:

•	non-payment of principal,

•	non-payment of interest, fees and other amounts under the Credit Agreement beyond any applicable grace period,

•	a breach of any representation or warranty in the Credit Agreement or any other document given or delivered pursuant to any of the ABL Facility loan documents,

•	failure to comply with any of the negative covenants or certain specified affirmative covenants,

•	failure to comply with any of the other covenants under any of the ABL Facility loan documents for a specified period,

•	failure by the Company or any Restricted Subsidiary (as defined in the Credit Agreement) to pay any indebtedness when due and payable beyond any applicable grace period, or failure to observe any covenant which causes any indebtedness to become due prior to its stated maturity, provided such indebtedness equals or exceeds $5 million in the aggregate (commonly referred to as “cross-default”),

•	specified events of bankruptcy and insolvency,

•	one or more money judgments of $5 million or more not covered by insurance are not paid within a specified period, or action is taken by the judgment creditor to enforce the judgment,

•	the occurrence of certain events under the Employee Retirement Income Security Act of 1974 (ERISA) that could reasonably be expected to result in a material adverse effect,

•	any security interest and lien created by the ABL Facility loan documents shall cease to be in full force and effect, or shall cease to give the Agent the liens, rights, powers and privileges purported to be created and granted under such documents,

•	any ABL Facility loan document or material provisions thereof shall be declared by a court to be null and void, a proceeding shall be commenced by any Loan Party or any governmental authority seeking to establish the invalidity or unenforceability thereof, or the Company or any Restricted Subsidiary shall repudiate or deny any portion of its liability or obligation for the ABL Facility obligations, and

•	a Change in Control (as defined in the Credit Agreement) occurs, which includes an acquisition by any person of beneficial ownership of either (i) voting equity interests of the Company representing more than one-third of the total outstanding voting equity interests of the Company, or (ii) more than one-third of the total economic interests of the equity interests of the Company.

Item 1.02	Termination of a Material Definitive Agreement.

On April 15, 2014, the Company terminated the Credit Agreement, dated as of March 25, 2011, among the Company, as Borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent and PNC Bank and U.S. Bank National Association, as Co-Documentation Agents (as amended, the “Existing Credit Agreement”). The Company used a portion of the amounts borrowed under the Credit Agreement described in Item 1.01 above to repay in full the amounts owing under the Existing Credit Agreement, to cash collateralize letters of credit outstanding under the Existing Credit Agreement and to pay fees and expenses related to the Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 is incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure

On April 15, 2014, the Company issued a press release announcing the closing of the Credit Agreement described above. This press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein. The press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference in any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated by reference therein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release dated April 15, 2014, of Layne Christensen Company announcing the closing of its Credit Agreement, furnished pursuant to Item 7.01 hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Layne Christensen Company

Date: April 16, 2014	By:	/s/ James R. Easter
James R. Easter
Senior Vice President & Chief Financial Officer

Exhibit Index

Exhibit No.	Description of Exhibit

99.1	Press Release dated April 15, 2014, of Layne Christensen Company announcing the closing of its Credit Agreement, furnished pursuant to Item 7.01 hereof.